Exhibit 4(f)

WALMART INC.

Series Terms Certificate

Pursuant to the Indenture

Relating to 3.550% Notes Due 2025

Pursuant to Section 3.01 of the Indenture, dated as of July 19, 2005, as amended and supplemented by that certain First Supplemental Indenture, dated as of December 1, 2006, that certain Second Supplemental Indenture, dated as of December 19, 2014, and that certain Third Supplemental Indenture, dated as of June 26, 2018 (as so amended and supplemented, the “Indenture”), made between Walmart Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), Matthew Allen, Vice President—Finance & Assistant Treasurer of the Company (the “Certifying Authorized Officer”), hereby certifies as follows, and Gordon Y. Allison, Vice President, Division General Counsel, Corporate, and Assistant Secretary of the Company, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of a Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, effective as of June 15, 2018 (the “Series Consent”), which Series is designated as the “3.550% Notes Due 2025” (the “2025 Series”) by the Certifying Authorized Officer pursuant to the grant of authority under the terms of the Series Consent.

B. Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default, or events which, with the passage of time, would become an Event of Default under the Indenture that have occurred and are continuing at the date of this certificate.

C. Pursuant to the Series Consent, the Company is authorized to issue initially promissory notes of the 2025 Series and the other promissory notes of the other series of notes established by the Series Consent having an aggregate principal amount in United States dollars not to exceed $16,000,000,000. A copy of the Series Consent is attached hereto as Annex A. Any promissory notes that the Company issues that are a part of the 2025 Series (the “2025 Notes”) shall be issued in registered book-entry form, shall be substantially in the form attached hereto as Annex B (the “Form of 2025 Note”) and shall initially be represented by a global security. Acting pursuant to authority delegated to the Certifying Authorized Officer pursuant to the Series Consent, the Certifying Authorized Officer has approved and set the aggregate principal amount of the 2025 Notes initially to be issued (the “Initial 2025 Notes”) to be $1,500,000,000.

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2025 Series and the 2025 Notes are established and approved to be the following:

1.	Designation:

The Series established by the Series Consent is designated as the “3.550% Notes Due 2025”.

2.	Aggregate Principal Amount:

The 2025 Series is not limited as to the aggregate principal amount of all the promissory notes of the 2025 Series that the Company may issue; provided, however, that any additional promissory notes of the 2025 Series that are not fungible with any then outstanding 2025 Notes for United States federal income tax purposes will be issued under CUSIP and ISIN numbers separate from the CUSIP and ISIN numbers of such outstanding 2025 Notes; and provided, further, that no additional 2025 Notes may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder. The Company is issuing the Initial 2025 Notes in an aggregate original principal amount of $1,500,000,000.

3.	Maturity:

Final maturity of the 2025 Notes shall be June 26, 2025.

4.	Interest:

a.	Rate

The 2025 Notes shall bear interest at the rate of 3.550% per annum, which interest shall commence accruing from and including June 27, 2018.

b.	Payment Dates

Interest shall be payable on the 2025 Notes semi-annually in arrears on each June 26 and December 26 prior to the Maturity of the 2025 Notes and at Maturity to the person or persons in whose name or names the 2025 Notes are registered at the close of business on the immediately preceding June 11 and December 11, respectively, with the initial interest payment date to be December 26, 2018. Interest on the 2025 Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

5.	Currency of Payment:

The principal and interest payable with respect to the 2025 Notes shall be payable in United States dollars.

6.	Payment Places:

All payments of principal of, and interest on, the 2025 Notes shall be made as set forth in Section 5 of the Form of 2025 Note.

7.	Optional Redemption Features:

The Company may redeem the 2025 Notes, at its option, as a whole or in part, as, and at such times as, set forth in Section 4 of the Form of 2025 Note.

There shall be no sinking fund with respect to the 2025 Notes.

8.	Special Redemption Features, etc.:

None.

9.	Denominations:

$2,000 and integral multiples of $1,000 in excess thereof for the 2025 Notes.

10.	Principal Repayment:

100% of the principal amount of the 2025 Notes.

11.	Registrar and Paying Agent:

The Bank of New York Mellon Trust Company, N.A. shall be the registrar and paying agent for the 2025 Notes.

12.	Payment of Additional Amounts:

None.

13.	Book-Entry Procedures:

The 2025 Notes shall be initially issued in the form of global notes registered in the name of Cede & Co., as nominee for The Depository Trust Company, and shall be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 11 and 12 of the

Form of 2025 Note. The 2025 Notes shall be initially issued in the form of a total of three global notes, each of which global notes shall be in the principal amount of $500,000,000.

14.	Other Terms:

Sections 2, 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of the Form of 2025 Note shall also apply to the 2025 Notes.

The 2025 Notes shall not have any terms or conditions of the type contemplated by clause (ii), (iii), (vi), (vii), (xii), (xiii), (xiv), (xvi), (xvii), (xviii), (xix) or (xx) of Section 3.01(j) of the Indenture.

E. The 2025 Notes shall be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the 2025 Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the 2025 Notes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of June 20, 2018.

/s/ Matthew Allen
Matthew Allen
Vice President - Finance & Assistant Treasurer

ATTEST:

/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President, Division General Counsel, Corporate, and Assistant Secretary

[Signature Page to Series Terms Certificate for 3.550% Notes Due 2025]

ANNEX A

SERIES CONSENT

ANNEX B

FORM OF 2025 NOTE